American Homes 4 Rent

American Homes 4 Rent

Earnings Press Release

American Homes 4 Rent Reports First Quarter 2019 Financial and Operating Results
AGOURA HILLS, Calif., May 2, 2019—American Homes 4 Rent (NYSE: AMH) (the “Company”), a leading provider of high quality single-family homes for rent, today announced its financial and operating results for the quarter ended March 31, 2019.
Highlights

•	Total revenues increased 8.2% to $279.2 million for the first quarter of 2019 from $258.0 million for the first quarter of 2018.

•
Net income attributable to common shareholders totaled $16.3 million, or $0.05 per diluted share, for the first quarter of 2019, compared to net income attributable to common shareholders of $5.8 million, or $0.02 per diluted share, for the first quarter of 2018.

•
Core Funds from Operations attributable to common share and unit holders for the first quarter of 2019 was $95.7 million, or $0.27 per FFO share and unit, compared to $83.2 million, or $0.24 per FFO share and unit, for the same period in 2018, which represents an 11.6% increase on a per share and unit basis.

•
Adjusted Funds from Operations attributable to common share and unit holders for the first quarter of 2019 was $86.9 million, or $0.25 per FFO share and unit, compared to $74.7 million, or $0.22 per FFO share and unit, for the same period in 2018.

•	Core Net Operating Income ("Core NOI") margin on Same-Home properties was 64.5% for the first quarter of 2019, compared to 63.8% for the same period in 2018.

•	Core NOI after capital expenditures from Same-Home properties increased by 5.3% year-over-year for the first quarter of 2019.

•
Same-Home portfolio Average Occupied Days Percentage increased to 95.5% for the first quarter of 2019, compared to 94.8% for the first quarter of 2018, while achieving 3.2% growth in Average Monthly Realized Rent per property for the same comparable periods.

•	In January 2019 we issued $400.0 million of 4.90% unsecured senior notes due 2029 (see "Capital Activities and Balance Sheet").

“American Homes 4 Rent is off to a great start for 2019 with strong operational execution driving a nearly 12% year-over-year increase in Core FFO per share," stated David Singelyn, American Homes 4 Rent's Chief Executive Officer. "I am proud of our team's hard work and dedication, which is evident in our robust 5.3% year-over-year growth in quarterly Core NOI after capital expenditures from Same-Home properties. With the strength of our best-in-class operating platform and solid start to the year, we are ideally positioned to capture the upcoming wave of spring leasing season demand and are confident in our ability to continue delivering consistent operating results for our shareholders.”
First Quarter 2019 Financial Results
On January 1, 2019, the Company adopted the new lease accounting standard, ASU No. 2016-2, which prospectively results in a larger portion of internal leasing costs being expensed that were previously capitalized. For purposes of comparability, applicable prior period non-GAAP financial metrics have been conformed to reflect the new lease accounting standard. Refer to "Defined Terms and Non-GAAP Reconciliations" for further information.
Net income attributable to common shareholders totaled $16.3 million, or $0.05 per diluted share, for the first quarter of 2019, compared to net income attributable to common shareholders of $5.8 million, or $0.02 per diluted share, for the first quarter of 2018. This increase was primarily attributable to higher revenues resulting from a larger number of occupied properties and higher rental rates, partially offset by increases in property operating and depreciation expense resulting from growth in our property count and higher interest expense.

American Homes 4 Rent

Earnings Press Release (continued)

Total revenues increased 8.2% to $279.2 million for the first quarter of 2019 from $258.0 million for the first quarter of 2018. Revenue growth was primarily driven by continued strong acquisition and leasing activity, as our average occupied portfolio grew to 48,345 homes for the quarter ended March 31, 2019, compared to 46,855 homes for the quarter ended March 31, 2018, as well as higher rental rates.
Core NOI on our total portfolio increased 11.2% to $150.6 million for the first quarter of 2019, compared to $135.5 million for the first quarter of 2018. This increase was primarily due to growth in rental income resulting from a larger number of occupied properties, partially offset by higher property tax expense.
Core revenues from Same-Home properties increased 4.2% to $187.8 million for the first quarter of 2019, compared to $180.2 million for the first quarter of 2018. This growth was primarily driven by a 3.2% increase in Average Monthly Realized Rent and an increase in Average Occupied Days Percentage to 95.5% from 94.8%. Core property operating expenses from Same-Home properties increased 2.1% from $65.3 million for the first quarter of 2018 to $66.7 million for the first quarter of 2019, which was primarily attributable to annual increases in property tax expense and higher HOA fees, net. These increases were offset partially by year-over-year savings in repairs and maintenance and turnover costs, net and property management expenses, net due to lower turnover costs on improved tenant retention and above average levels of expenditures in the first quarter of 2018. As a result, Core NOI from Same-Home properties increased 5.4% to $121.1 million for the first quarter of 2019, compared to $114.9 million for the first quarter of 2018. After capital expenditures, which reflect the expansion of our strategic preventative maintenance program, Core NOI from Same-Home properties increased 5.3% to $114.7 million for the first quarter of 2019, compared to $108.9 million for the first quarter of 2018.
Core Funds from Operations attributable to common share and unit holders ("Core FFO attributable to common share and unit holders") was $95.7 million, or $0.27 per FFO share and unit, for the first quarter of 2019, compared to $83.2 million, or $0.24 per FFO share and unit, for the first quarter of 2018. Adjusted Funds from Operations attributable to common share and unit holders ("Adjusted FFO attributable to common share and unit holders") for the first quarter of 2019 was $86.9 million, or $0.25 per FFO share and unit, compared to $74.7 million, or $0.22 per FFO share and unit, for the first quarter of 2018. This improvement was primarily attributable to increases in rental revenue driven by a larger number of leased properties and higher rental rates, partially offset by higher property tax expense.
Portfolio
As of March 31, 2019, the Company had an occupancy percentage of 95.6%, compared to 94.1% as of December 31, 2018. The occupancy percentage on Same-Home properties was 96.7% as of March 31, 2019, compared to 95.8% as of December 31, 2018.
Investments
As of March 31, 2019, the Company’s total portfolio consisted of 52,923 homes, including 1,793 properties held for sale, compared to 52,783 homes as of December 31, 2018, including 1,945 properties held for sale, an increase of 140 homes, which included 219 properties acquired through traditional acquisition channels and 101 newly constructed properties delivered through our AMH Development and National Builder Programs, offset by 180 homes sold or rescinded.
Capital Activities and Balance Sheet
In January 2019, the Operating Partnership issued $400.0 million of 4.9% unsecured senior notes with a maturity date of February 15, 2029. Interest on the notes is payable semi-annually in arrears on February 15 and August 15 of each year, commencing on August 15, 2019. The Operating Partnership received net proceeds of $395.3 million from this offering, after underwriting fees of approximately $2.6 million and a $2.1 million discount, and before estimated offering costs of $1.0

American Homes 4 Rent

Earnings Press Release (continued)

million. The Operating Partnership used the net proceeds from this issuance to repay amounts outstanding on our revolving credit facility and intends to use the remaining net proceeds for general corporate purposes, including, without limitation, acquisition of additional properties, the repayment of outstanding indebtedness, capital expenditures, the expansion, redevelopment and/or improvement of our properties in our portfolio, working capital and other general purposes, including repurchases of securities.
As of March 31, 2019, the Company had cash and cash equivalents of $154.6 million and had total outstanding debt of $3.0 billion, excluding unamortized discounts and unamortized deferred financing costs, with a weighted-average interest rate of 4.3% and a weighted-average term to maturity of 13.5 years. The Company had no outstanding borrowings on our $800.0 million revolving credit facility and had $100.0 million of outstanding borrowings on our term loan facility at the end of the quarter.
2019 Guidance
Guidance Summary

As the Company's heaviest leasing and tenant turnover seasons are still ahead, no changes have been made to previous Full Year 2019 guidance ranges.

Full Year 2019
Core FFO attributable to common share and unit holders	$1.06 - $1.14

Same-Home
Core revenues growth	3.2% - 4.2%
Core property operating expenses growth	3.5% - 4.5%
Core NOI growth	3.0% - 4.0%
Core NOI After Capital Expenditures growth	2.6% - 3.6%
Reconciliation of Core FFO attributable to common share and unit holders from 2018 to 2019 Guidance Midpoint

Per FFO Share and Unit
2018 Core FFO attributable to common share and unit holders, as previously reported	$1.06
Internal leasing costs (1)	(0.02)
2018 Core FFO attributable to common share and unit holders, as conformed for internal leasing costs	$1.04

Same-Home Core NOI growth	0.05
Non-Same-Home Core NOI growth (2)	0.05
General and administrative expense growth	(0.01)
Interest expense and preferred dividends increase	(0.02)
Share count increase	(0.01)

2019 Core FFO attributable to common share and unit holders - Guidance Midpoint	$1.10

(1)
Adjustment amount reflects the portion of leasing costs that were previously capitalized and treated as a reduction to Adjusted FFO attributable to common share and unit holders, that would be expensed under the new lease accounting standard ASU 2016-02, adopted by the Company on January 1, 2019.

(2)
Reflects NOI from Non-Same-Home properties including contribution from 2018 and projected 2019 net acquisitions and dispositions. For 2019, we expect to add between $300.0 million and $500.0 million of properties to our portfolio, the timing of which is expected to be more heavily weighted towards the second half of the year.

Note: The Company does not provide guidance for the most comparable GAAP financial measures of net income or loss, total revenues and property operating expenses, or a reconciliation of the above-listed forward-looking non-GAAP financial measures to the comparable GAAP financial measures because we are unable to reasonably predict certain items contained in the GAAP

American Homes 4 Rent

Earnings Press Release (continued)

measures, including non-recurring and infrequent items that are not indicative of the Company's ongoing operations. Such items include, but are not limited to, net gain or loss on sales and impairment of single-family properties, casualty loss, Non-Same-Home revenues and Non-Same-Home property operating expenses. These items are uncertain, depend on various factors and could have a material impact on our GAAP results for the guidance period.
Additional Information
A copy of the Company’s First Quarter 2019 Earnings Release and Supplemental Information Package and this press release are available on our website at www.americanhomes4rent.com. This information has also been furnished to the SEC in a current report on Form 8-K.
Conference Call
A conference call is scheduled on Friday, May 3, 2019, at 11:00 a.m. Eastern Time to discuss the Company’s financial results for the quarter ended March 31, 2019, and to provide an update on its business. The domestic dial-in number is (877) 451-6152 (for U.S. and Canada) and the international dial-in number is (201) 389-0879 (passcode not required). A simultaneous audio webcast may be accessed by using the link at www.americanhomes4rent.com, under “For Investors.” A replay of the conference call may be accessed through Friday, May 17, 2019, by calling (844) 512-2921 (U.S. and Canada) or (412) 317-6671 (international), replay passcode number 13689541#, or by using the link at www.americanhomes4rent.com, under “For Investors.”
About American Homes 4 Rent
American Homes 4 Rent (NYSE: AMH) is a leader in the single-family home rental industry and “American Homes 4 Rent” is fast becoming a nationally recognized brand for rental homes, known for high quality, good value and tenant satisfaction. We are an internally managed Maryland real estate investment trust, or REIT, focused on acquiring, developing, renovating, leasing, and operating attractive, single-family homes as rental properties. As of March 31, 2019, we owned 52,923 single-family properties in selected submarkets in 22 states.
Forward-Looking Statements
This press release contains “forward-looking statements.” These forward-looking statements relate to beliefs, expectations or intentions and similar statements concerning matters that are not of historical fact and are generally accompanied by words such as “estimate,” “project,” “predict,” “believe,” “expect,” “anticipate,” “intend,” “potential,” “plan,” “goal,” "outlook," "guidance" or other words that convey the uncertainty of future events or outcomes. Examples of forward-looking statements contained in this press release include, among others, our 2019 Guidance and our belief that there will be continued strong demand for single-family rentals and our ability to continue to deliver consistent operating results. The Company has based these forward-looking statements on its current expectations and assumptions about future events. While the Company's management considers these expectations to be reasonable, they are inherently subject to risks, contingencies and uncertainties, most of which are difficult to predict and many of which are beyond the Company’s control and could cause actual results to differ materially from any future results, performance or achievements expressed or implied by these forward-looking statements. Investors should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company undertakes no obligation to update any forward-looking statements to conform to actual results or changes in its expectations, unless required by applicable law. For a further description of the risks and uncertainties that could cause actual results to differ from those expressed in these forward-looking statements, as well as risks relating to the business of the Company in general, see the “Risk Factors” disclosed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2018, and in the Company’s subsequent filings with the SEC.

American Homes 4 Rent

Earnings Press Release (continued)

Fact Sheet
(Amounts in thousands, except per share and property data)
(Unaudited)

	For the Three Months Ended Mar 31,
	2019	2018
Operating Data (1)
Net income attributable to common shareholders	$16,283	$5,814
Core revenues	$237,742	$218,856
Core NOI	$150,594	$135,477
Core NOI margin	63.3%	61.9%
Platform Efficiency Percentage	12.1%	13.2%
Adjusted EBITDAre after Capex and Leasing Costs	$134,503	$119,538
Adjusted EBITDAre after Capex and Leasing Costs Margin	56.1%	54.3%
Per FFO share and unit:
FFO attributable to common share and unit holders	$0.27	$0.24
Core FFO attributable to common share and unit holders	$0.27	$0.24
Adjusted FFO attributable to common share and unit holders	$0.25	$0.22

	Mar 31, 2019	Dec 31, 2018	Sep 30, 2018	Jun 30, 2018	Mar 31, 2018
Selected Balance Sheet Information - end of period
Single-family properties in operation, net	$8,040,577	$8,020,597	$7,959,006	$7,899,909	$7,967,387
Total assets	$9,191,038	$9,001,481	$8,971,426	$8,830,448	$8,958,033
Outstanding borrowings under credit facilities, net	$99,286	$349,232	$99,176	$99,120	$198,132
Total Debt	$2,986,953	$2,842,510	$2,712,688	$2,717,867	$2,871,649
Total Market Capitalization	$11,869,149	$10,712,794	$11,299,123	$11,279,968	$10,693,963
Total Debt to Total Market Capitalization	25.2%	26.5%	24.0%	24.1%	26.9%
Net Debt to Adjusted EBITDAre	4.9 x	5.0 x	4.7 x	5.0 x	5.1 x
NYSE AMH Class A common share closing price	$22.72	$19.85	$21.89	$22.18	$20.08

Portfolio Data - end of period
Occupied single-family properties	48,867	47,823	47,551	47,758	47,095
Single-family properties recently acquired	366	777	540	372	761
Single-family properties in turnover process	1,441	1,855	1,882	1,448	1,510
Single-family properties leased, not yet occupied	456	383	225	262	582
Total single-family properties, excluding properties held for sale	51,130	50,838	50,198	49,840	49,948
Single-family properties held for sale (2)	1,793	1,945	2,266	2,209	1,892
Total single-family properties	52,923	52,783	52,464	52,049	51,840
Total occupancy percentage (3)	95.6%	94.1%	94.7%	95.8%	94.3%
Total Average Occupied Days Percentage	94.0%	94.0%	94.3%	94.8%	91.4%
Same-Home occupancy percentage (40,781 properties)	96.7%	95.8%	95.8%	96.5%	96.0%
Same-Home Average Occupied Days Percentage (40,781 properties)	95.5%	94.5%	95.2%	95.3%	94.8%

Other Data
Distributions declared per common share	$0.05	$0.05	$0.05	$0.05	$0.05
Distributions declared per Series D perpetual preferred share	$0.41	$0.41	$0.41	$0.41	$0.41
Distributions declared per Series E perpetual preferred share	$0.40	$0.40	$0.40	$0.40	$0.40
Distributions declared per Series F perpetual preferred share	$0.37	$0.37	$0.37	$0.37	$0.37
Distributions declared per Series G perpetual preferred share	$0.37	$0.37	$0.37	$0.37	$0.37
Distributions declared per Series H perpetual preferred share (4)	$0.39	$0.44	$—	$—	$—

(1)	For the 2018 period, certain metrics include conforming adjustments under the new lease accounting standard adopted by the Company on January 1, 2019, as if it were adopted on January 1, 2018.

(2)
Periods ending March 31, 2018, June 30, 2018 and September 30, 2018 include 574, 371 and 401 properties, respectively, that were identified for future sale as part of the Company's disposition program.

(3)	Occupancy percentage is calculated based on total single-family properties, excluding properties held for sale.

(4)	Series H perpetual preferred shares offering close date and initial dividend start date was September 19, 2018, with an initial dividend declared in the fourth quarter of 2018.

Refer to "Defined Terms and Non-GAAP Reconciliations" for definitions of metrics and reconciliations to GAAP.	7

American Homes 4 Rent

Condensed Consolidated Statements of Operations
(Amounts in thousands, except share and per share data)
(Unaudited)

	For the Three Months Ended Mar 31,
	2019	2018
Revenues:
Rents and other single-family property revenues	$277,694	$256,663
Other	1,510	1,341
Total revenues	279,204	258,004

Expenses:
Property operating expenses	106,684	100,987
Property management expenses	20,709	18,987
General and administrative expense	9,435	9,231
Interest expense	31,915	29,301
Acquisition fees and costs expensed	834	1,311
Depreciation and amortization	81,161	79,303
Other	1,024	827
Total expenses	251,762	239,947

Gain on sale of single-family properties and other, net	5,649	2,256
Remeasurement of participating preferred shares	—	1,212

Net income	33,091	21,525

Noncontrolling interest	3,026	1,114
Dividends on preferred shares	13,782	14,597

Net income attributable to common shareholders	$16,283	$5,814

Weighted-average shares outstanding:
Basic	296,833,755	286,183,429
Diluted	297,444,941	286,727,863

Net income attributable to common shareholders per share:
Basic	$0.05	$0.02
Diluted	$0.05	$0.02

Refer to "Defined Terms and Non-GAAP Reconciliations" for definitions of metrics and reconciliations to GAAP.	8

American Homes 4 Rent

Funds from Operations
(Amounts in thousands, except share and per share data)
(Unaudited)

	For the Three Months Ended Mar 31,
	2019	2018
Net income attributable to common shareholders	$16,283	$5,814
Adjustments:
Noncontrolling interests in the Operating Partnership	3,026	1,125
Net (gain) on sale / impairment of single-family properties and other	(5,145)	(1,556)
Adjustments for unconsolidated joint ventures	554	—
Depreciation and amortization	81,161	79,303
Less: depreciation and amortization of non-real estate assets	(1,940)	(1,830)
FFO attributable to common share and unit holders	$93,939	$82,856
Adjustments:
Internal leasing costs (1)	—	(1,589)
Acquisition fees and costs expensed	834	1,311
Noncash share-based compensation - general and administrative	659	598
Noncash share-based compensation - property management	293	377
Noncash interest expense related to acquired debt	—	900
Remeasurement of participating preferred shares	—	(1,212)
Core FFO attributable to common share and unit holders	$95,725	$83,241
Recurring capital expenditures (2)	(7,860)	(7,386)
Leasing costs	(999)	(2,723)
Internal leasing costs (1)	—	1,589
Adjusted FFO attributable to common share and unit holders	$86,866	$74,721

Per FFO share and unit:
FFO attributable to common share and unit holders	$0.27	$0.24
Core FFO attributable to common share and unit holders	$0.27	$0.24
Adjusted FFO attributable to common share and unit holders	$0.25	$0.22

Weighted-average FFO shares and units:
Common shares outstanding	296,833,755	286,183,429
Share-based compensation plan (3)	611,186	544,434
Operating partnership units	55,166,826	55,350,153
Total weighted-average FFO shares and units	352,611,767	342,078,016

(1)
Adjustment amount reflects the portion of leasing costs that were previously capitalized and treated as a reduction to Adjusted FFO attributable to common share and unit holders, that would be expensed under the new lease accounting standard ASU 2016-02, adopted by the Company on January 1, 2019.

(2)
As a portion of our homes are recently developed, acquired and / or renovated, we estimate recurring capital expenditures for our entire portfolio by multiplying (a) current period actual recurring capital expenditures per Same-Home Property by (b) our total number of properties, excluding newly acquired non-stabilized properties and properties classified as held for sale.

(3)	Reflects the effect of potentially dilutive securities issuable upon the assumed vesting / exercise of restricted stock units and stock options.

Refer to "Defined Terms and Non-GAAP Reconciliations" for definitions of metrics and reconciliations to GAAP.	9

American Homes 4 Rent

Core Net Operating Income - Total Portfolio
(Amounts in thousands)
(Unaudited)

	For the Three Months Ended Mar 31,
	2019	2018
Rents from single-family properties	$236,497	$218,023
Fees from single-family properties	3,013	2,833
Bad debt expense	(1,768)	(2,000)
Core revenues	237,742	218,856

Property tax expense	42,371	39,090
HOA fees, net (1)	5,967	4,477
R&M and turnover costs, net (1)	17,563	18,739
Insurance	2,193	2,047
Property management expenses, net (2)	19,054	19,026
Core property operating expenses	87,148	83,379

Core NOI	$150,594	$135,477
Core NOI margin	63.3%	61.9%

	For the Three Months Ended Mar 31, 2019
	Same-Home Properties	Stabilized Properties	Non-Stabilized Properties (3)	Held for Sale Properties	Total Single-Family Properties
Property count	40,781	5,563	4,786	1,793	52,923
Average Occupied Days Percentage	95.5%	95.2%	79.7%	73.6%	93.3%

Rents from single-family properties	$186,894	$25,972	$17,060	$6,571	$236,497
Fees from single-family properties	2,216	333	418	46	3,013
Bad debt expense	(1,317)	(200)	(198)	(53)	(1,768)
Core revenues	187,793	26,105	17,280	6,564	237,742

Property tax expense	32,326	4,242	3,714	2,089	42,371
HOA fees, net (1)	4,452	739	557	219	5,967
R&M and turnover costs, net (1)	13,456	1,479	1,856	772	17,563
Insurance	1,669	260	175	89	2,193
Property management expenses, net (2)	14,778	2,016	1,583	677	19,054
Core property operating expenses	66,681	8,736	7,885	3,846	87,148

Core NOI	$121,112	$17,369	$9,395	$2,718	$150,594
Core NOI margin	64.5%	66.5%	54.4%	41.4%	63.3%

(1)	Presented net of tenant charge-backs.

(2)
Presented net of tenant charge-backs and excludes noncash share-based compensation expense related to centralized and field property management employees.Property management expenses, net for the 2018 period also includes an adjustment for the portion of leasing costs that were previously capitalized, that would be expensed under the new lease accounting standard ASU 2016-02, adopted by the Company on January 1, 2019.

(3)
Includes 1,068 newly acquired properties that do not meet the definition of Stabilized Property at the start of the quarter, 2,907 legacy-tenant properties which have not experienced tenant turnover under our ownership (the majority of which were acquired through bulk acquisitions, such as the ARPI merger) and 811 properties that were recently substituted out of our securitization collateral pools, which are currently being evaluated for potential sale, as well as properties currently out of service due to a casualty loss.

Refer to "Defined Terms and Non-GAAP Reconciliations" for definitions of metrics and reconciliations to GAAP.	10

American Homes 4 Rent

Same-Home Results – Quarterly Comparisons
(Amounts in thousands, except property and per property data)
(Unaudited)

	For the Three Months Ended Mar 31,
	2019	2018	Change
Number of Same-Home properties	40,781	40,781
Occupancy percentage as of period end	96.7%	96.0%	0.7%
Average Occupied Days Percentage	95.5%	94.8%	0.7%
Average Monthly Realized Rent per property	$1,600	$1,550	3.2%
Turnover Rate	7.7%	8.7%	(1.0)%
Turnover Rate - TTM	37.5%	N/A

Core NOI:
Rents from single-family properties	$186,894	$179,760	4.0%
Fees from single-family properties	2,216	2,084	6.3%
Bad debt expense	(1,317)	(1,622)	(18.8)%
Core revenues	187,793	180,222	4.2%

Property tax expense	32,326	30,833	4.8%
HOA fees, net (1)	4,452	3,522	26.4%
R&M and turnover costs, net (1)	13,456	13,986	(3.8)%
Insurance	1,669	1,625	2.7%
Property management expenses, net (2)	14,778	15,324	(3.6)%
Core property operating expenses	66,681	65,290	2.1%

Core NOI	$121,112	$114,932	5.4%
Core NOI margin	64.5%	63.8%

Recurring Capital Expenditures	6,402	5,991	6.9%
Core NOI After Capital Expenditures	$114,710	$108,941	5.3%

Property Enhancing Capex
Resilient flooring program	$4,173	$1,297

Per property:
Average Recurring Capital Expenditures	$157	$147	6.9%
Average R&M and turnover costs, net, plus Recurring Capital Expenditures	$487	$490	(0.6)%

(1)	Presented net of tenant charge-backs.

(2)
Presented net of tenant charge-backs and excludes noncash share-based compensation expense related to centralized and field property management employees. Property management expenses, net for the 2018 period also includes an adjustment for the portion of leasing costs that were previously capitalized, that would be expensed under the new lease accounting standard ASU 2016-02, adopted by the Company on January 1, 2019.

Refer to "Defined Terms and Non-GAAP Reconciliations" for definitions of metrics and reconciliations to GAAP.	11

American Homes 4 Rent

Same-Home Results – Sequential Quarterly Results
(Amounts in thousands, except per property data)
(Unaudited)

	For the Three Months Ended
	Mar 31, 2019	Dec 31, 2018	Sep 30, 2018	Jun 30, 2018	Mar 31, 2018
Occupancy percentage as of period end	96.7%	95.8%	95.8%	96.5%	96.0%
Average Occupied Days Percentage	95.5%	94.5%	95.2%	95.3%	94.8%
Average Monthly Realized Rent per property	$1,600	$1,595	$1,578	$1,562	$1,550

Average Change in Rent for Renewals	4.1%	4.3%	4.0%	3.9%	3.8%
Average Change in Rent for Re-Leases	3.5%	1.5%	4.3%	6.5%	3.7%
Average Blended Change in Rent	3.9%	3.1%	4.1%	4.9%	3.8%

Core NOI:
Rents from single-family properties	$186,894	$184,464	$183,684	$182,019	$179,760
Fees from single-family properties	2,216	2,035	2,142	2,134	2,084
Bad debt expense	(1,317)	(1,829)	(2,177)	(1,332)	(1,622)
Core revenues	187,793	184,670	183,649	182,821	180,222

Property tax expense	32,326	31,721	31,652	31,279	30,833
HOA fees, net (1)	4,452	4,302	4,033	3,761	3,522
R&M and turnover costs, net (1)	13,456	12,430	15,788	14,622	13,986
Insurance	1,669	1,682	1,688	1,528	1,625
Property management expenses, net (2)	14,778	14,587	15,454	14,859	15,324
Core property operating expenses	66,681	64,722	68,615	66,049	65,290

Core NOI	$121,112	$119,948	$115,034	$116,772	$114,932
Core NOI margin	64.5%	65.0%	62.6%	63.9%	63.8%

Recurring Capital Expenditures	6,402	6,955	9,413	7,041	5,991
Core NOI After Capital Expenditures	$114,710	$112,993	$105,621	$109,731	$108,941

Property Enhancing Capex
Resilient flooring program	$4,173	$2,928	$3,404	$2,498	$1,297

Per property:
Average Recurring Capital Expenditures	$157	$171	$231	$173	$147
Average R&M and turnover costs, net, plus Recurring Capital Expenditures	$487	$475	$618	$531	$490

(1)	Presented net of tenant charge-backs.

(2)
Presented net of tenant charge-backs and excludes noncash share-based compensation expense related to centralized and field property management employees. Property management expenses, net for the 2018 period also includes an adjustment for the portion of leasing costs that were previously capitalized, that would be expensed under the new lease accounting standard ASU 2016-02, adopted by the Company on January 1, 2019.

Refer to "Defined Terms and Non-GAAP Reconciliations" for definitions of metrics and reconciliations to GAAP.	12

American Homes 4 Rent

Same-Home Results – Operating Metrics by Market

	Number of Properties	Gross Book Value per Property	% of 1Q19 NOI	Avg. Change in Rent for Renewals (1)	Avg. Change in Rent for Re-Leases (1)	Avg. Blended Change in Rent (1)
Dallas-Fort Worth, TX	3,516	$161,635	7.7%	4.1%	3.0%	3.7%
Atlanta, GA	3,471	167,080	8.5%	4.8%	5.6%	5.1%
Indianapolis, IN	2,766	152,667	5.6%	3.6%	2.3%	3.1%
Charlotte, NC	2,747	181,455	7.0%	3.8%	2.1%	3.1%
Houston, TX	2,287	166,067	4.7%	3.5%	(0.1)%	2.5%
Nashville, TN	2,028	206,888	6.3%	3.6%	0.7%	2.2%
Phoenix, AZ	1,939	164,196	4.5%	6.2%	10.3%	7.7%
Cincinnati, OH	1,905	174,047	4.7%	4.1%	4.0%	4.1%
Jacksonville, FL	1,738	158,037	4.0%	3.8%	4.2%	4.0%
Tampa, FL	1,709	188,379	4.0%	4.1%	2.0%	3.3%
Raleigh, NC	1,706	179,357	4.3%	3.5%	1.3%	2.6%
Greater Chicago area, IL and IN	1,688	181,559	4.0%	2.7%	1.8%	2.4%
Columbus, OH	1,626	160,197	4.0%	5.0%	3.2%	4.4%
Orlando, FL	1,306	171,393	3.1%	4.7%	4.6%	4.7%
Salt Lake City, UT	1,044	221,954	3.4%	4.3%	4.2%	4.2%
Las Vegas, NV	941	176,703	2.5%	5.0%	6.5%	5.4%
San Antonio, TX	893	156,970	1.8%	3.4%	0.5%	2.1%
Charleston, SC	822	184,549	2.0%	3.3%	3.9%	3.6%
Savannah/Hilton Head, SC	667	169,494	1.6%	3.6%	3.9%	3.7%
Denver, CO	643	276,341	2.6%	4.0%	3.7%	3.9%
All Other (1)	5,339	175,325	13.7%	4.2%	5.0%	4.5%
Total / Average	40,781	$174,795	100.0%	4.1%	3.5%	3.9%

	Average Occupied Days Percentage			Average Monthly Realized Rent per property
	1Q19 QTD	1Q18 QTD	Change	1Q19 QTD	1Q18 QTD	Change
Dallas-Fort Worth, TX	94.9%	94.7%	0.2%	$1,732	$1,670	3.7%
Atlanta, GA	95.9%	95.2%	0.7%	1,566	1,496	4.7%
Indianapolis, IN	94.4%	94.6%	(0.2)%	1,405	1,360	3.3%
Charlotte, NC	94.8%	93.9%	0.9%	1,567	1,540	1.8%
Houston, TX	95.2%	94.8%	0.4%	1,642	1,592	3.1%
Nashville, TN	94.3%	93.2%	1.1%	1,719	1,696	1.4%
Phoenix, AZ	97.0%	96.2%	0.8%	1,395	1,304	7.0%
Cincinnati, OH	95.4%	94.6%	0.8%	1,572	1,534	2.5%
Jacksonville, FL	95.9%	95.5%	0.4%	1,524	1,476	3.3%
Tampa, FL	95.1%	94.8%	0.3%	1,698	1,655	2.6%
Raleigh, NC	95.3%	93.7%	1.6%	1,506	1,478	1.9%
Greater Chicago area, IL and IN	96.6%	97.0%	(0.4)%	1,838	1,791	2.6%
Columbus, OH	96.2%	93.9%	2.3%	1,591	1,543	3.1%
Orlando, FL	95.8%	96.6%	(0.8)%	1,662	1,576	5.5%
Salt Lake City, UT	95.2%	95.2%	—%	1,714	1,643	4.3%
Las Vegas, NV	96.2%	96.6%	(0.4)%	1,538	1,468	4.8%
San Antonio, TX	93.3%	94.4%	(1.1)%	1,533	1,489	3.0%
Charleston, SC	95.7%	92.7%	3.0%	1,642	1,604	2.4%
Savannah/Hilton Head, SC	95.9%	91.8%	4.1%	1,510	1,478	2.2%
Denver, CO	95.6%	96.9%	(1.3)%	2,187	2,116	3.4%
All Other (1)	96.1%	94.8%	1.3%	1,545	1,500	3.0%
Total / Average	95.5%	94.8%	0.7%	$1,600	$1,550	3.2%

(1)	Reflected for the three months ended March 31, 2019.

(2)	Represents 15 markets in 14 states.

Refer to "Defined Terms and Non-GAAP Reconciliations" for definitions of metrics and reconciliations to GAAP.	13

American Homes 4 Rent

Condensed Consolidated Balance Sheets
(Amounts in thousands)

	Mar 31, 2019	Dec 31, 2018
	(Unaudited)
Assets
Single-family properties:
Land	$1,729,528	$1,713,496
Buildings and improvements	7,561,372	7,483,600
	9,290,900	9,197,096
Less: accumulated depreciation	(1,250,323)	(1,176,499)
Single-family properties in operation, net	8,040,577	8,020,597
Single-family properties under development and development land	205,046	153,651
Single-family properties held for sale, net	297,317	318,327
Total real estate assets, net	8,542,940	8,492,575
Cash and cash equivalents	154,584	30,284
Restricted cash	158,163	144,930
Rent and other receivables, net	32,813	29,027
Escrow deposits, prepaid expenses and other assets	145,940	146,034
Deferred costs and other intangibles, net	10,653	12,686
Asset-backed securitization certificates	25,666	25,666
Goodwill	120,279	120,279
Total assets	$9,191,038	$9,001,481

Liabilities
Revolving credit facility	$—	$250,000
Term loan facility, net	99,286	99,232
Asset-backed securitizations, net	1,957,200	1,961,511
Unsecured senior notes, net	887,439	492,800
Accounts payable and accrued expenses	266,797	219,229
Amounts payable to affiliates	4,944	4,967
Total liabilities	3,215,666	3,027,739

Commitments and contingencies

Equity
Shareholders’ equity:
Class A common shares	2,966	2,960
Class B common shares	6	6
Preferred shares	354	354
Additional paid-in capital	5,739,162	5,732,466
Accumulated deficit	(489,820)	(491,214)
Accumulated other comprehensive income	7,202	7,393
Total shareholders’ equity	5,259,870	5,251,965
Noncontrolling interest	715,502	721,777
Total equity	5,975,372	5,973,742

Total liabilities and equity	$9,191,038	$9,001,481

Refer to "Defined Terms and Non-GAAP Reconciliations" for definitions of metrics and reconciliations to GAAP.	14

American Homes 4 Rent

Debt Summary as of March 31, 2019
(Amounts in thousands)

	Secured	Unsecured	Total Balance	% of Total	Interest Rate (1)	Years to Maturity (2)
Floating rate debt:
Revolving credit facility (3)	$—	$—	$—	—%	3.69%	3.3
Term loan facility (3)	—	100,000	100,000	3.3%	3.84%	3.3
Total floating rate debt	—	100,000	100,000	3.3%	3.84%	3.3

Fixed rate debt:
AH4R 2014-SFR2	489,801	—	489,801	16.4%	4.42%	5.5
AH4R 2014-SFR3	505,439	—	505,439	16.9%	4.40%	5.7
AH4R 2015-SFR1	530,816	—	530,816	17.9%	4.14%	26.0
AH4R 2015-SFR2	460,897	—	460,897	15.4%	4.36%	26.5
2028 unsecured senior notes (4)	—	500,000	500,000	16.7%	4.08%	8.9
2029 unsecured senior notes	—	400,000	400,000	13.4%	4.90%	9.9
Total fixed rate debt	1,986,953	900,000	2,886,953	96.7%	4.36%	13.9

Total Debt	$1,986,953	$1,000,000	$2,986,953	100.0%	4.34%	13.5

Unamortized discounts and loan costs			(43,028)
Total debt per balance sheet			$2,943,925

Maturity Schedule by Year (2)	Total Debt	% of Total
Remaining 2019	$15,536	0.5%
2020	20,714	0.7%
2021	20,714	0.7%
2022	120,714	4.0%
2023	20,714	0.7%
2024	956,085	32.1%
2025	10,302	0.3%
2026	10,302	0.3%
2027	10,302	0.3%
2028	510,302	17.1%
Thereafter	1,291,268	43.3%
Total	$2,986,953	100.0%
(1)     Interest rates on floating rate debt reflect stated rates as of period end.

(2)	Years to maturity and maturity schedule reflect all debt on a fully extended basis.

(3)
The interest rates shown above reflect the Company's LIBOR-based borrowing rates, based on 1-month LIBOR and applicable margin as of period end. Balances reflect borrowings outstanding as of March 31, 2019.

(4)	The stated interest rate on the 2028 unsecured senior notes is 4.25%, which was effectively hedged to yield an interest rate of 4.08%.

Interest Expense Reconciliation

	For the Three Months Ended Mar 31,
(Amounts in thousands)	2019	2018
Interest expense per income statement	$31,915	$29,301
Less: noncash interest expense related to acquired debt	—	(900)
Interest expense included in Core FFO attributable to common share and unit holders	31,915	28,401
Less: amortization of discount, loan costs and cash flow hedge	(1,810)	(1,815)
Add: capitalized interest	2,697	2,436
Cash interest	$32,802	$29,022

Refer to "Defined Terms and Non-GAAP Reconciliations" for definitions of metrics and reconciliations to GAAP.	15

American Homes 4 Rent

Capital Structure and Credit Metrics as of March 31, 2019
(Amounts in thousands, except share and per share data)

Total Capitalization

Total Debt		$2,986,953	25.2%

Total preferred shares		883,750	7.4%

Common equity at market value:
Common shares outstanding	297,227,451
Operating partnership units	54,816,826
Total shares and units	352,044,277
NYSE AMH Class A common share closing price at March 31, 2019	$22.72
Market value of common shares and operating partnership units		7,998,446	67.4%

Total Market Capitalization		$11,869,149	100.0%
Preferred Shares

	Earliest Redemption Date	Outstanding Shares			Annual Dividend Per Share	Annual Dividend Amount
Series			Per Share	Total
6.500% Series D Perpetual Preferred Shares	5/24/2021	10,750,000	$25.00	$268,750	$1.625	$17,469
6.350% Series E Perpetual Preferred Shares	6/29/2021	9,200,000	$25.00	230,000	$1.588	14,605
5.875% Series F Perpetual Preferred Shares	4/24/2022	6,200,000	$25.00	155,000	$1.469	9,106
5.875% Series G Perpetual Preferred Shares	7/17/2022	4,600,000	$25.00	115,000	$1.469	6,756
6.250% Series H Perpetual Preferred Shares	9/19/2023	4,600,000	$25.00	115,000	$1.563	7,188
Total preferred shares		35,350,000		$883,750		$55,124

Credit Ratios		Credit Ratings

Net Debt to Adjusted EBITDAre	4.9 x	Rating Agency	Rating	Outlook
Debt and Preferred Shares to Adjusted EBITDAre	6.9 x	Moody's Investor Service	Baa3	Stable
Fixed Charge Coverage	3.2 x	S&P Global Ratings	BBB-	Stable
Unencumbered Core NOI percentage	65.1%

Unsecured Senior Notes Covenant Ratios	Requirement		Actual

Ratio of Indebtedness to Total Assets	<	60.0%	29.1%
Ratio of Secured Debt to Total Assets	<	40.0%	19.3%
Ratio of Unencumbered Assets to Unsecured Debt	>	150.0%	720.0%
Ratio of Consolidated Income Available for Debt Service to Interest Expense	>	1.50 x	4.58 x

Unsecured Credit Facility Covenant Ratios	Requirement		Actual

Ratio of Total Indebtedness to Total Asset Value	<	60.0%	29.4%
Ratio of Secured Indebtedness to Total Asset Value	<	40.0%	18.5%
Ratio of Unsecured Indebtedness to Unencumbered Asset Value	<	60.0%	16.9%
Ratio of EBITDA to Fixed Charges	>	1.75 x	2.93 x
Ratio of Unencumbered NOI to Unsecured Interest Expense	>	1.75 x	11.59 x

Refer to "Defined Terms and Non-GAAP Reconciliations" for definitions of metrics and reconciliations to GAAP.	16

American Homes 4 Rent

Top 20 Markets Summary as of March 31, 2019
Property Information (1)

Market	Number of Properties	Percentage of Total Properties	Gross Book Value per Property	Avg. Sq. Ft.	Avg. Age (years)
Atlanta, GA	4,831	9.4%	$176,290	2,155	17.0
Dallas-Fort Worth, TX	4,336	8.5%	164,318	2,118	15.1
Charlotte, NC	3,628	7.1%	190,272	2,088	15.3
Phoenix, AZ	3,097	6.1%	173,481	1,834	15.6
Houston, TX	3,093	6.0%	162,904	2,098	13.3
Indianapolis, IN	2,883	5.6%	152,544	1,933	16.5
Nashville, TN	2,706	5.3%	209,148	2,115	14.5
Jacksonville, FL	2,190	4.3%	172,856	1,937	14.3
Tampa, FL	2,154	4.2%	195,175	1,947	14.9
Raleigh, NC	2,049	4.0%	182,705	1,874	14.3
Columbus, OH	2,013	3.9%	170,118	1,869	17.3
Cincinnati, OH	1,983	3.9%	174,222	1,853	16.7
Greater Chicago area, IL and IN	1,772	3.5%	181,825	1,870	17.6
Orlando, FL	1,703	3.3%	178,199	1,888	17.7
Salt Lake City, UT	1,369	2.7%	242,019	2,166	17.6
San Antonio, TX	1,030	2.0%	159,830	2,020	15.4
Las Vegas, NV	1,021	2.0%	176,317	1,841	16.2
Charleston, SC	1,013	2.0%	192,343	1,947	12.7
Savannah/Hilton Head, SC	848	1.7%	178,424	1,853	12.1
Winston Salem, NC	814	1.6%	154,376	1,748	15.2
All Other (3)	6,597	12.9%	205,351	1,919	15.2
Total / Average	51,130	100.0%	$181,711	1,984	15.5
Leasing Information (1)

Market	Avg. Occupied Days Percentage (2)	Avg. Monthly Realized Rent per property (2)	Avg. Change in Rent for Renewals (2)	Avg. Change in Rent for Re-Leases (2)	Avg. Blended Change in Rent (2)
Atlanta, GA	94.5%	$1,573	4.9%	5.6%	5.1%
Dallas-Fort Worth, TX	94.0%	1,746	4.1%	3.0%	3.7%
Charlotte, NC	94.1%	1,571	3.9%	2.3%	3.3%
Phoenix, AZ	94.0%	1,380	6.4%	10.6%	7.8%
Houston, TX	92.4%	1,637	3.6%	0.8%	2.8%
Indianapolis, IN	94.4%	1,412	3.7%	2.4%	3.2%
Nashville, TN	93.7%	1,712	3.7%	0.7%	2.5%
Jacksonville, FL	94.2%	1,538	3.9%	4.3%	4.0%
Tampa, FL	93.1%	1,686	4.1%	1.9%	3.3%
Raleigh, NC	95.1%	1,518	3.5%	1.5%	2.8%
Columbus, OH	95.5%	1,612	5.1%	3.6%	4.6%
Cincinnati, OH	95.2%	1,581	4.1%	3.9%	4.1%
Greater Chicago area, IL and IN	96.2%	1,848	2.8%	1.9%	2.5%
Orlando, FL	94.8%	1,649	4.7%	5.3%	4.9%
Salt Lake City, UT	92.8%	1,726	4.5%	4.4%	4.4%
San Antonio, TX	91.8%	1,538	3.5%	1.2%	2.5%
Las Vegas, NV	95.7%	1,528	5.0%	6.7%	5.5%
Charleston, SC	95.5%	1,662	3.6%	4.1%	3.8%
Savannah/Hilton Head, SC	94.8%	1,535	3.7%	4.3%	3.9%
Winston Salem, NC	96.1%	1,330	4.1%	6.2%	4.7%
All Other (3)	92.6%	1,664	4.3%	4.7%	4.4%
Total / Average	94.0%	$1,604	4.2%	3.7%	4.0%

(1)	Property and leasing information excludes held for sale properties.

(2)	Reflected for the three months ended March 31, 2019.

(3)	Represents 15 markets in 14 states.

Refer to "Defined Terms and Non-GAAP Reconciliations" for definitions of metrics and reconciliations to GAAP.	17

American Homes 4 Rent

Property Additions

	1Q19 Additions
Market	Number of Properties	Average Cost Per Property (2)
Atlanta, GA	56	$238,898
Jacksonville, FL	49	241,595
Salt Lake City, UT	33	327,246
Nashville, TN	31	273,727
Phoenix, AZ	29	266,743
Charlotte, NC	25	246,645
Boise, ID	18	253,822
Tampa, FL	17	227,002
Denver, CO	16	355,754
Seattle, WA	15	319,583
Orlando, FL	11	234,361
Savannah/Hilton Head, SC	9	246,616
Columbus, OH	6	242,358
Portland, OR	2	394,604
Austin, TX	1	222,355
All Other (1)	2	286,898
Total/Average	320	$266,104

(1)	Represents 2 markets in 2 states.

(2)	Reflects Estimated Total Investment Cost of traditional channel acquisitions and purchase price, including closing costs, or total internal development costs of newly constructed homes.

Property Dispositions

		1Q19 Dispositions
Market	Mar 31, 2019 Single-Family Properties Held for Sale	Number of Properties	Average Net Proceeds Per Property
Oklahoma City, OK	301	68	$151,574
Greater Chicago area, IL and IN	261	13	170,385
Corpus Christi, TX	219	1	151,000
Augusta, GA	210	18	159,222
Central Valley, CA	126	20	224,850
Bay Area, CA	109	7	381,429
Austin, TX	97	13	124,154
Inland Empire, CA	83	4	304,500
Dallas-Fort Worth, TX	68	2	204,500
Houston, TX	57	6	176,833
Atlanta, GA	46	6	184,167
Columbia, SC	41	2	133,000
Tampa, FL	31	2	191,000
Miami, FL	21	1	280,000
Phoenix, AZ	14	4	206,750
All Other (2)	109	13	211,846
Total/Average	1,793	180	$181,233

(1)	Represents 21 markets in 14 states.

Refer to "Defined Terms and Non-GAAP Reconciliations" for definitions of metrics and reconciliations to GAAP.	18

American Homes 4 Rent

Lease Expirations

	MTM	2Q19	3Q19	4Q19	1Q20	Thereafter
Lease expirations	2,284	13,511	12,321	8,550	11,477	724

Share Repurchase / ATM Issuance History
(Amounts in thousands, except share and per share data)

	Share Repurchases			ATM Share Issuances
Quarterly Period	Common Shares Repurchased	Purchase Price	Avg. Price Paid Per Share	Common Shares Issued	Gross Proceeds		Avg. Issuance Price Per Share
1Q18	1,804,163	$34,933	$19.36	—	$—		$—
2Q18	—	—	—	—	—	—	—
3Q18	—	—	—	—	—	—	—
4Q18	—	—	—	—	—		—
1Q19	—	—	—	—	—		—
Total	1,804,163	34,933	19.36	—	—		—
	Remaining authorization:	$265,067		Remaining authorization:	$500,000

Home Price Appreciation Trends
The table below summarizes historic changes in the House Price Index of the Federal Housing Finance Agency (“FHFA”), known as the Quarterly Purchase-Only Index, specifically the non-seasonally adjusted “Purchase-Only Index” for the “100 Largest Metropolitan Statistical Areas.”

	HPA Index (1)							HPA Index Change
Market (2)	Dec 31, 2012	Dec 31, 2013	Dec 31, 2014	Dec 31, 2015	Dec 31, 2016	Dec 31, 2017	Dec 31, 2018
Atlanta, GA	100.0	114.2	122.3	132.0	143.0	152.6	165.1	65.1%
Dallas-Fort Worth, TX (3)	100.0	108.4	115.2	127.6	140.1	153.7	160.7	60.7%
Charlotte, NC	100.0	113.4	118.8	126.8	136.6	148.2	157.5	57.5%
Phoenix, AZ	100.0	118.0	123.3	135.9	146.1	157.2	170.2	70.2%
Houston, TX	100.0	110.8	123.1	130.1	133.0	137.0	139.7	39.7%
Indianapolis, IN	100.0	106.4	112.3	117.8	124.5	134.2	142.3	42.3%
Nashville, TN	100.0	111.0	117.4	131.1	141.1	156.6	165.0	65.0%
Jacksonville, FL	100.0	114.2	121.7	127.7	142.3	150.6	166.7	66.7%
Tampa, FL	100.0	113.0	121.1	132.3	149.1	160.4	173.4	73.4%
Raleigh, NC	100.0	106.7	111.6	120.0	130.8	135.8	146.0	46.0%
Columbus, OH	100.0	108.9	114.5	120.8	131.5	141.8	148.9	48.9%
Cincinnati, OH	100.0	104.9	111.2	115.7	121.4	128.3	136.2	36.2%
Greater Chicago area, IL and IN	100.0	111.0	115.1	118.8	126.3	130.5	133.7	33.7%
Orlando, FL	100.0	110.3	123.5	135.4	144.9	158.9	168.6	68.6%
Salt Lake City, UT	100.0	109.4	114.5	123.2	133.0	146.5	158.8	58.8%
San Antonio, TX	100.0	101.1	108.0	113.9	124.7	133.8	137.7	37.7%
Las Vegas, NV	100.0	125.1	141.3	149.0	161.5	182.0	207.9	107.9%
Charleston, SC (4)	100.0	109.4	119.9	137.0	148.0	165.5	165.8	65.8%
Savannah/Hilton Head, SC (4)	100.0	109.4	119.9	137.0	148.0	165.5	165.8	65.8%
Winston Salem, NC	100.0	99.7	96.6	105.6	112.7	117.7	125.7	25.7%
Average								56.8%

(1)
Updates to the Quarterly Purchase-Only Index are released by the FHFA on approximately the 20th day of the second month following quarter-end. Accordingly, information in the above table has been presented through December 31, 2018. For the illustrative purposes of this table, the HPA Index has been indexed as of December 31, 2012, and, as such, HPA Index values presented are relative measures calculated in relation to the baseline index value of 100.0 as of December 31, 2012.

(2)	Reflects top 20 markets as of 3/31/2019.

(3)	Our Dallas-Fort Worth, TX market is comprised of the Dallas-Plano-Irving and Fort Worth-Arlington Metropolitan Divisions.

(4)	Our Charleston, SC and Savannah/Hilton Head, SC markets are both indexed to the Charleston-North Charleston Metropolitan Division.

Refer to "Defined Terms and Non-GAAP Reconciliations" for definitions of metrics and reconciliations to GAAP.	19

American Homes 4 Rent

2019 Guidance
Guidance Summary

As the Company's heaviest leasing and tenant turnover seasons are still ahead, no changes have been made to previous Full Year 2019 guidance ranges.

Full Year 2019
Core FFO attributable to common share and unit holders	$1.06 - $1.14

Same-Home
Core revenues growth	3.2% - 4.2%
Core property operating expenses growth	3.5% - 4.5%
Core NOI growth	3.0% - 4.0%
Core NOI After Capital Expenditures growth	2.6% - 3.6%

Reconciliation of Core FFO attributable to common share and unit holders from 2018 to 2019 Guidance Midpoint

Per FFO Share and Unit
2018 Core FFO attributable to common share and unit holders, as previously reported	$1.06
Internal leasing costs (1)	(0.02)
2018 Core FFO attributable to common share and unit holders, as conformed for internal leasing costs	$1.04

Same-Home Core NOI growth	0.05
Non-Same-Home Core NOI growth (2)	0.05
General and administrative expense growth	(0.01)
Interest expense and preferred dividends increase	(0.02)
Share count increase	(0.01)

2019 Core FFO attributable to common share and unit holders - Guidance Midpoint	$1.10

(1)
Adjustment amount reflects the portion of leasing costs that were previously capitalized and treated as a reduction to Adjusted FFO attributable to common share and unit holders, that would be expensed under the new lease accounting standard ASU 2016-02, adopted by the Company on January 1, 2019.

(2)
Reflects NOI from Non-Same-Home properties including contribution from 2018 and projected 2019 net acquisitions and dispositions. For 2019, we expect to add between $300.0 million and $500.0 million of properties to our portfolio, the timing of which is expected to be more heavily weighted towards the second half of the year.

Note: The Company does not provide guidance for the most comparable GAAP financial measures of net income or loss, total revenues and property operating expenses, or a reconciliation of the above-listed forward-looking non-GAAP financial measures to the comparable GAAP financial measures because we are unable to reasonably predict certain items contained in the GAAP measures, including non-recurring and infrequent items that are not indicative of the Company's ongoing operations. Such items include, but are not limited to, net gain or loss on sales and impairment of single-family properties, casualty loss, Non-Same-Home revenues and Non-Same-Home property operating expenses. These items are uncertain, depend on various factors and could have a material impact on our GAAP results for the guidance period.

Refer to "Defined Terms and Non-GAAP Reconciliations" for definitions of metrics and reconciliations to GAAP.	20

American Homes 4 Rent

Defined Terms and Non-GAAP Reconciliations
(Unaudited)

Average Blended Change in Rent
The percentage change in rent on all non-month-to-month lease renewals and re-leases during the period, compared to the annual rent of the previous expired non-month-to-month lease for each individual property.

Average Change in Rent for Re-Leases
The percentage change in annual rent on properties re-leased during the period, compared to the annual rent of the previous expired lease for each individual property.

Average Change in Rent for Renewals
The percentage change in rent on non-month-to-month lease renewals during the period.

Average Monthly Realized Rent
For the related period, Average Monthly Realized Rent is calculated as rents from single-family properties divided by the product of (a) number of properties and (b) Average Occupied Days Percentage, divided by the number of months. For properties partially owned during the period, this calculation is adjusted to reflect the number of days of ownership.

Average Occupied Days Percentage
The number of days a property is occupied in the period divided by the total number of days the property is owned during the same period. This calculation excludes properties classified as held for sale.

Core Net Operating Income ("Core NOI") and Same-Home Core NOI After Capital Expenditures
Core NOI, which we also present separately for our Same-Home, unencumbered and encumbered portfolios, is a supplemental non-GAAP financial measure that we define as core revenues, which is calculated as total revenues, excluding expenses reimbursed by tenant charge-backs and other revenues, less core property operating expenses, which is calculated as property operating and property management expenses, excluding noncash share-based compensation expense and expenses reimbursed by tenant charge-backs.

Core NOI also excludes (1) noncash fair value adjustments associated with remeasuring our participating preferred shares derivative liability to fair value, (2) noncash gain or loss on conversion of shares or units, (3) gain or loss on early extinguishment of debt, (4) hurricane-related charges, net, (5) gain or loss on sales of single-family properties and other, (6) depreciation and amortization, (7) acquisition fees and costs expensed incurred with business combinations and the acquisition of properties, (8) noncash share-based compensation expense, (9) interest expense, (10) general and administrative expense, (11) other expenses and (12) other revenues. We believe Core NOI provides useful information to investors about the operating performance of our single-family properties without the impact of certain operating expenses that are reimbursed through tenant charge-backs. We further adjust Core NOI for our Same-Home portfolio by subtracting recurring capital expenditures to calculate Same-Home Core NOI After Capital Expenditures, which we believe provides useful information to investors because it more fully reflects our operating performance after the impact of all property-level expenditures, regardless of whether they are capitalized or expensed.

Core NOI and Same-Home Core NOI After Capital Expenditures should be considered only as supplements to net income or loss as a measure of our performance and should not be used as measures of our liquidity, nor are they indicative of funds available to fund our cash needs, including our ability to pay dividends or make distributions. Additionally, these metrics should not be used as substitutes for net income or loss or net cash flows from operating activities (as computed in accordance with GAAP).

American Homes 4 Rent

Defined Terms and Non-GAAP Reconciliations (continued)
(Unaudited)

The following are reconciliations of core revenues, core property operating expenses, Core NOI, Same-Home Core NOI, Same-Home Core NOI After Capital Expenditures, Unencumbered Core NOI and Encumbered Core NOI to their respective GAAP metrics for the three months ended March 31, 2019 and 2018 (amounts in thousands):

	For the Three Months Ended Mar 31,
	2019	2018
Core revenues
Total revenues	$279,204	$258,004
Tenant charge-backs	(39,952)	(35,807)
Bad debt expense	—	(2,000)
Other revenues	(1,510)	(1,341)
Core revenues	$237,742	$218,856
Core property operating expenses
Property operating expenses	$106,684	$100,987
Property management expenses	20,709	18,987
Noncash share-based compensation - property management	(293)	(377)
Expenses reimbursed by tenant charge-backs	(39,952)	(35,807)
Bad debt expense	—	(2,000)
Internal leasing costs (1)	—	1,589
Core property operating expenses	$87,148	$83,379

Core NOI, Same-Home Core NOI and Same-Home Core NOI After Capital Expenditures
Net income	$33,091	$21,525
Remeasurement of participating preferred shares	—	(1,212)
Gain on sale of single-family properties and other, net	(5,649)	(2,256)
Depreciation and amortization	81,161	79,303
Acquisition fees and costs expensed	834	1,311
Noncash share-based compensation - property management	293	377
Interest expense	31,915	29,301
General and administrative expense	9,435	9,231
Other expenses	1,024	827
Other revenues	(1,510)	(1,341)
Internal leasing costs (1)	—	(1,589)
Core NOI	150,594	135,477
Less: Non-Same-Home Core NOI	29,482	20,545
Same-Home Core NOI	121,112	114,932
Less: Same-Home recurring capital expenditures	6,402	5,991
Same-Home Core NOI After Capital Expenditures	$114,710	$108,941

Unencumbered Core NOI and Encumbered Core NOI
Core NOI	$150,594	$135,477
Less: Encumbered Core NOI	52,624	50,847
Unencumbered Core NOI	$97,970	$84,630

(1)
Adjustment amount reflects the portion of leasing costs that were previously capitalized, that would be expensed under the new lease accounting standard ASU 2016-02, adopted by the Company on January 1, 2019.

American Homes 4 Rent

Defined Terms and Non-GAAP Reconciliations (continued)
(Unaudited)

The following are reconciliations of core revenues, core property operating expenses, Core NOI, Same-Home Core NOI and Same-Home Core NOI After Capital Expenditures to their respective GAAP metrics for the trailing five quarters (amounts in thousands):

	For the Three Months Ended
	Mar 31, 2019	Dec 31, 2018	Sep 30, 2018	Jun 30, 2018	Mar 31, 2018
Core revenues
Total revenues	$279,204	$270,316	$280,052	$264,483	$258,004
Tenant charge-backs	(39,952)	(33,917)	(44,152)	(32,917)	(35,807)
Bad debt expense	—	(2,367)	(2,749)	(1,616)	(2,000)
Other revenues	(1,510)	(1,373)	(1,865)	(1,601)	(1,341)
Core revenues	$237,742	$232,659	$231,286	$228,349	$218,856

Core property operating expenses
Property operating expenses	$106,684	$99,475	$113,600	$98,843	$100,987
Property management expenses	20,709	18,105	18,865	18,616	18,987
Noncash share-based compensation - property management	(293)	(217)	(341)	(423)	(377)
Expenses reimbursed by tenant charge-backs	(39,952)	(33,917)	(44,152)	(32,917)	(35,807)
Bad debt expense	—	(2,367)	(2,749)	(1,616)	(2,000)
Internal leasing costs (1)	—	2,171	2,451	1,773	1,589
Core property operating expenses	$87,148	$83,250	$87,674	$84,276	$83,379

Core NOI, Same-Home Core NOI and Same-Home Core NOI After Capital Expenditures
Net income	$33,091	$34,734	$30,281	$25,898	$21,525
Remeasurement of participating preferred shares	—	—	—	—	(1,212)
Loss on early extinguishment of debt	—	—	—	1,447	—
Gain on sale of single-family properties and other, net	(5,649)	(7,497)	(4,953)	(3,240)	(2,256)
Depreciation and amortization	81,161	81,123	79,940	78,319	79,303
Acquisition fees and costs expensed	834	1,538	1,055	1,321	1,311
Noncash share-based compensation - property management	293	217	341	423	377
Interest expense	31,915	30,691	30,930	31,978	29,301
General and administrative expense	9,435	8,402	9,265	9,677	9,231
Other expenses	1,024	3,745	1,069	1,624	827
Other revenues	(1,510)	(1,373)	(1,865)	(1,601)	(1,341)
Internal leasing costs (1)	—	(2,171)	(2,451)	(1,773)	(1,589)
Core NOI	150,594	149,409	143,612	144,073	135,477
Less: Non-Same-Home Core NOI	29,482	29,461	28,577	27,301	20,545
Same-Home Core NOI	121,112	119,948	115,034	116,772	114,932
Less: Same-Home recurring capital expenditures	6,402	6,955	9,413	7,041	5,991
Same-Home Core NOI After Capital Expenditures	$114,710	$112,993	$105,621	$109,731	$108,941

(1)
Adjustment amount reflects the portion of leasing costs that were previously capitalized, that would be expensed under the new lease accounting standard ASU 2016-02, adopted by the Company on January 1, 2019.

American Homes 4 Rent

Defined Terms and Non-GAAP Reconciliations (continued)
(Unaudited)

Credit Ratios
We present the following selected metrics because we believe they are helpful as supplemental measures in assessing the Company’s ability to service its financing obligations and in evaluating balance sheet leverage against that of other real estate companies. The tables below reconcile these metrics, which are calculated in part based on several non-GAAP financial measures.

Debt and Preferred Shares to Adjusted EBITDAre

(Amounts in thousands)	Mar 31, 2019
Total Debt	$2,986,953
Preferred shares at liquidation value	883,750
Total Debt and preferred shares	3,870,703

Adjusted EBITDAre - TTM	$564,543

Debt and Preferred Shares to Adjusted EBITDAre	6.9 x

Fixed Charge Coverage

(Amounts in thousands)	For the Trailing Twelve Months Ended Mar 31, 2019
Interest expense per income statement	$125,514
Less: noncash interest expense related to acquired debt	(2,403)
Less: amortization of discount, loan costs and cash flow hedge	(7,185)
Add: capitalized interest	6,932
Cash interest	122,858
Dividends on preferred shares	51,771
Fixed charges	174,629

Adjusted EBITDAre	$564,543

Fixed Charge Coverage	3.2 x

Net Debt to Adjusted EBITDAre

(Amounts in thousands)	Mar 31, 2019	Dec 31, 2018	Sep 30, 2018	Jun 30, 2018	Mar 31, 2018
Total Debt	$2,986,953	$2,842,510	$2,712,688	$2,717,867	$2,871,649
Less: cash and cash equivalents	(154,584)	(30,284)	(110,138)	(53,504)	(203,883)
Less: asset-backed securitization certificates	(25,666)	(25,666)	(25,666)	(25,666)	(25,666)
Less: restricted cash related to securitizations	(43,535)	(45,716)	(45,478)	(47,890)	(46,384)
Net debt	$2,763,168	$2,740,844	$2,531,406	$2,590,807	$2,595,716

Adjusted EBITDAre - TTM	$564,543	$550,828	$537,221	$522,626	$510,430

Net Debt to Adjusted EBITDAre	4.9 x	5.0 x	4.7 x	5.0 x	5.1 x

American Homes 4 Rent

Defined Terms and Non-GAAP Reconciliations (continued)
(Unaudited)

Unencumbered Core NOI Percentage

(Amounts in thousands)	For the Three Months Ended Mar 31, 2019
Unencumbered Core NOI	$97,970
Core NOI	$150,594
Unencumbered Core NOI Percentage	65.1%

EBITDA / EBITDAre / Adjusted EBITDAre / Adjusted EBITDAre after Capex and Leasing Costs / Adjusted EBITDAre Margin / Adjusted EBITDAre after Capex and Leasing Costs Margin
EBITDA is defined as earnings before interest, taxes, depreciation and amortization. EBITDA is a non-GAAP financial measure and is used by us and others as a supplemental measure of performance. EBITDAre is a supplemental non-GAAP financial measure, which we calculate in accordance with the definition approved by the National Association of Real Estate Investment Trusts ("NAREIT") in the September 2017 White Paper by adjusting EBITDA for the net gain or loss on sales / impairment of single-family properties and other and adjusting for unconsolidated partnerships and joint ventures on the same basis. Adjusted EBITDAre is a supplemental non-GAAP financial measure calculated by adjusting EBITDAre for (1) acquisition fees and costs expensed incurred with business combinations and the acquisition of individual properties, (2) noncash share-based compensation expense, (3) hurricane-related charges, net, (4) gain or loss on early extinguishment of debt, (5) gain or loss on conversion of shares and units and (6) noncash fair value adjustments associated with remeasuring our participating preferred shares derivative liability to fair value. Adjusted EBITDAre after Capex and Leasing Costs is a supplemental non-GAAP financial measure calculated by adjusting Adjusted EBITDAre for (1) recurring capital expenditures and (2) leasing costs. Adjusted EBITDAre Margin is a supplemental non-GAAP financial measure calculated as Adjusted EBITDAre divided by total revenues, net of tenant charge-backs and adjusted for unconsolidated joint ventures. Adjusted EBITDAre after Capex and Leasing Costs Margin is a supplemental non-GAAP financial measure calculated as Adjusted EBITDAre after Capex and Leasing Costs divided by total revenues, net of tenant charge-backs and adjusted for unconsolidated joint ventures. We believe these metrics provide useful information to investors because they exclude the impact of various income and expense items that are not indicative of operating performance.

American Homes 4 Rent

Defined Terms and Non-GAAP Reconciliations (continued)
(Unaudited)

The following is a reconciliation of net income or loss, as determined in accordance with GAAP, to EBITDA, EBITDAre, Adjusted EBITDAre, Adjusted EBITDAre after Capex and Leasing Costs, Adjusted EBITDAre Margin and Adjusted EBITDAre after Capex and Leasing Costs Margin for the three months ended March 31, 2019 and 2018 (amounts in thousands):

	For the Three Months Ended Mar 31,
	2019	2018
Net income	$33,091	$21,525
Interest expense	31,915	29,301
Depreciation and amortization	81,161	79,303
EBITDA	$146,167	$130,129

Net (gain) on sale / impairment of single-family properties and other	(5,145)	(1,556)
Adjustments for unconsolidated joint ventures	554	—
EBITDAre	$141,576	$128,573

Noncash share-based compensation - general and administrative	659	598
Noncash share-based compensation - property management	293	377
Acquisition fees and costs expensed	834	1,311
Remeasurement of participating preferred shares	—	(1,212)
Adjusted EBITDAre	$143,362	$129,647

Recurring capital expenditures (1)	(7,860)	(7,386)
Leasing costs	(999)	(2,723)
Adjusted EBITDAre after Capex and Leasing Costs	$134,503	$119,538

Total revenues	$279,204	$258,004
Less: tenant charge-backs	(39,952)	(35,807)
Adjustments for unconsolidated joint ventures	554	—
Bad debt expense	—	(2,000)
Total revenues, net of tenant charge-backs and adjustments for unconsolidated joint ventures	$239,806	$220,197

Adjusted EBITDAre Margin	59.8%	58.9%

Adjusted EBITDAre after Capex and Leasing Costs Margin	56.1%	54.3%

(1)
As a portion of our homes are recently developed, acquired and / or renovated, we estimate recurring capital expenditures for our entire portfolio by multiplying (a) current period actual recurring capital expenditures per Same-Home Property by (b) our total number of properties, excluding newly acquired non-stabilized properties and properties classified as held for sale

American Homes 4 Rent

Defined Terms and Non-GAAP Reconciliations (continued)
(Unaudited)

The following is a reconciliation of net income or loss, as determined in accordance with GAAP, to EBITDA, EBITDAre and Adjusted EBITDAre for the following trailing twelve-month periods (amounts in thousands):

	For the Trailing Twelve Months Ended
	Mar 31, 2019	Dec 31, 2018	Sep 30, 2018	Jun 30, 2018	Mar 31, 2018
Net income	$124,004	$112,438	$108,237	$97,053	$86,221
Interest expense	125,514	122,900	117,956	113,618	110,032
Depreciation and amortization	320,543	318,685	313,393	308,243	302,640
EBITDA	570,061	554,023	539,586	518,914	498,893

Net (gain) on sale / impairment of single-family properties and other	(15,677)	(12,088)	(7,210)	(3,413)	(2,605)
Adjustments for unconsolidated joint ventures	554	—	—	—	—
EBITDAre	$554,938	$541,935	$532,376	$515,501	$496,288

Noncash share-based compensation - general and administrative	2,136	2,075	2,255	2,463	2,640
Noncash share-based compensation - property management	1,274	1,358	1,532	1,608	1,609
Acquisition fees and costs expensed	4,748	5,225	4,496	4,747	4,838
Hurricane-related charges, net	—	—	(2,173)	7,963	7,963
Loss on early extinguishment of debt	1,447	1,447	1,447	1,447	6,555
Remeasurement of participating preferred shares	—	(1,212)	(2,712)	(11,103)	(9,463)
Adjusted EBITDAre	$564,543	$550,828	$537,221	$522,626	$510,430

Estimated Total Investment Cost
Represents the sum of purchase price, closing costs and if applicable, estimated initial renovation costs for homes purchased through traditional Broker and Trustee channels.

FFO / Core FFO / Adjusted FFO attributable to common share and unit holders
FFO attributable to common share and unit holders is a non-GAAP financial measure that we calculate in accordance with the White Paper on FFO approved by NAREIT, which defines FFO as net income or loss calculated in accordance with GAAP, excluding gains and losses from sales or impairment of real estate, plus real estate-related depreciation and amortization (excluding amortization of deferred financing costs and depreciation of non-real estate assets), and after adjustments for unconsolidated partnerships and joint ventures to reflect FFO on the same basis.

Core FFO attributable to common share and unit holders is a non-GAAP financial measure that we use as a supplemental measure of our performance. We compute this metric by adjusting FFO attributable to common share and unit holders for (1) acquisition fees and costs expensed incurred with business combinations and the acquisition of properties, (2) noncash share-based compensation expense, (3) noncash interest expense related to acquired debt, (4) hurricane-related charges, net, (5) gain or loss on early extinguishment of debt, (6) noncash fair value adjustments associated with remeasuring our participating preferred shares derivative liability to fair value, and (7) the allocation of income to our participating preferred shares in connection with their redemption.

Adjusted FFO attributable to common share and unit holders is a non-GAAP financial measure that we use as a supplemental measure of our performance. We compute this metric by adjusting Core FFO attributable to common share and unit holders for (1) recurring capital expenditures that are necessary to help preserve the value and maintain functionality of our properties and (2) capitalized leasing costs incurred during the period. As a portion of our homes are recently developed, acquired and/or renovated, we estimate recurring capital expenditures for our entire portfolio by multiplying (a) current period actual recurring capital expenditures per Same-Home Property by (b) our total number of properties, excluding newly acquired non-stabilized properties and properties classified as held for sale.

American Homes 4 Rent

Defined Terms and Non-GAAP Reconciliations (continued)
(Unaudited)

We present FFO attributable to common share and unit holders, as well as on a per FFO share and unit basis, because we consider this metric to be an important measure of the performance of real estate companies, as do many investors and analysts in evaluating the Company. We believe that FFO attributable to common share and unit holders provides useful information to investors because this metric excludes depreciation, which is included in computing net income and assumes the value of real estate diminishes predictably over time. We believe that real estate values fluctuate due to market conditions and in response to inflation. We also believe that Core FFO and Adjusted FFO attributable to common share and unit holders, as well as on a per FFO share and unit basis, provide useful information to investors because they allow investors to compare our operating performance to prior reporting periods without the effect of certain items that, by nature, are not comparable from period to period.

FFO, Core FFO and Adjusted FFO attributable to common share and unit holders are not a substitute for net income or net cash provided by operating activities, each as determined in accordance with GAAP, as a measure of our operating performance, liquidity or ability to pay dividends. These metrics also are not necessarily indicative of cash available to fund future cash needs. Because other REITs may not compute these measures in the same manner, they may not be comparable among REITs.

Refer to Funds from Operations for a reconciliation of these metrics to net income or loss attributable to common shareholders, determined in accordance with GAAP.

American Homes 4 Rent

Defined Terms and Non-GAAP Reconciliations (continued)
(Unaudited)

Historical FFO / Core FFO / Adjusted FFO attributable to common share and unit holders
The following reconciliations of previously reported net income (loss) attributable to common shareholders to FFO / Core FFO / Adjusted FFO attributable to common share and unit holders include conforming adjustments for the new lease accounting standard ASU 2016-02, adopted by the Company on January 1, 2019.

	For the Year Ended	For the Three Months Ended
	Dec 31, 2018	Dec 31, 2018	Sep 30, 2018	Jun 30, 2018	Mar 31, 2018
Net income (loss) attributable to common shareholders	$23,472	$17,632	$15,177	$(15,151)	$5,814
Adjustments:
Noncontrolling interests in the Operating Partnership	4,424	3,320	2,881	(2,902)	1,125
Net (gain) on sale / impairment of single-family properties and other	(12,088)	(4,435)	(4,393)	(1,704)	(1,556)
Depreciation and amortization	318,685	81,123	79,940	78,319	79,303
Less: depreciation and amortization of non-real estate assets	(7,352)	(1,890)	(1,845)	(1,787)	(1,830)
FFO attributable to common share and unit holders	$327,141	$95,750	$91,760	$56,775	$82,856
Adjustments:
Internal leasing costs (1)	(7,984)	(2,171)	(2,451)	(1,773)	(1,589)
Acquisition fees and costs expensed	5,225	1,538	1,055	1,321	1,311
Noncash share-based compensation - general and administrative	2,075	466	491	520	598
Noncash share-based compensation - property management	1,358	217	341	423	377
Noncash interest expense related to acquired debt	3,303	493	973	937	900
Loss on early extinguishment of debt	1,447	—	—	1,447	—
Remeasurement of participating preferred shares	(1,212)	—	—	—	(1,212)
Redemption of participating preferred shares	32,215	—	—	32,215	—
Core FFO attributable to common share and unit holders	$363,568	$96,293	$92,169	$91,865	$83,241
Recurring capital expenditures	(35,888)	(8,546)	(11,467)	(8,489)	(7,386)
Leasing costs	(12,603)	(3,047)	(3,722)	(3,111)	(2,723)
Internal leasing costs (1)	7,984	2,171	2,451	1,773	1,589
Adjusted FFO attributable to common share and unit holders	$323,061	$86,871	$79,431	$82,038	$74,721

Per FFO share and unit:
FFO attributable to common share and unit holders	$0.94	$0.27	$0.26	$0.16	$0.24
Core FFO attributable to common share and unit holders	$1.04	$0.27	$0.26	$0.26	$0.24
Adjusted FFO attributable to common share and unit holders	$0.92	$0.25	$0.23	$0.23	$0.22

Weighted-average FFO shares and units:
Common shares outstanding	293,640,500	296,559,183	296,214,509	295,462,572	286,183,429
Share-based compensation plan	627,830	508,028	753,140	587,270	544,434
Operating partnership units	55,350,062	55,349,791	55,350,153	55,350,153	55,350,153
Total weighted-average FFO shares and units	349,618,392	352,417,002	352,317,802	351,399,995	342,078,016

(1)
Adjustment amount reflects the portion of leasing costs that were previously capitalized and treated as a reduction to Adjusted FFO attributable to common share and unit holders, that would be expensed under the new lease accounting standard ASU 2016-02, adopted by the Company on January 1, 2019.

American Homes 4 Rent

Defined Terms and Non-GAAP Reconciliations (continued)
(Unaudited)

FFO Shares and Units
Includes weighted-average common shares and operating partnership units outstanding, as well as potentially dilutive securities.

Occupied Property
A property is classified as occupied upon commencement (i.e., start date) of a lease agreement, which can occur contemporaneously with or subsequent to execution (i.e., signature).

Platform Efficiency Percentage
Management costs, including (1) property management expenses, net of tenant charge-backs and excluding noncash share-based compensation expense, (2) general and administrative expense, excluding noncash share-based compensation expense and (3) leasing costs, as a percentage of total portfolio rents and fees. The following table is a reconciliation of Platform Efficiency Percentage to its respective GAAP metrics for the trailing five quarters (amounts in thousands):

	For the Three Months Ended
(amounts in thousands)	Mar 31, 2019	Dec 31, 2018	Sep 30, 2018	Jun 30, 2018	Mar 31, 2018
Property management expenses	$20,709	$18,105	$18,865	$18,616	$18,987
Less: tenant charge-backs	(1,362)	(1,421)	(1,310)	(1,205)	(1,173)
Less: noncash share-based compensation - property management	(293)	(217)	(341)	(423)	(377)
Add: internal leasing costs (1)	—	2,171	2,451	1,773	1,589
Property management expenses, net	19,054	18,638	19,665	18,761	19,026

General and administrative expense	9,435	8,402	9,265	9,677	9,231
Less: noncash share-based compensation - general and administrative	(659)	(466)	(491)	(520)	(598)
General and administrative expense, net	8,776	7,936	8,774	9,157	8,633

Leasing costs	999	3,047	3,722	3,111	2,723
Less: internal leasing costs (1)	—	(2,171)	(2,451)	(1,773)	(1,589)
Leasing costs, net	$999	$876	$1,271	$1,338	$1,134

Platform costs	$28,829	$27,450	$29,710	$29,256	$28,793

Total revenues	$279,204	$270,316	$280,052	$264,483	$258,004
Less: tenant charge-backs	(39,952)	(33,917)	(44,152)	(32,917)	(35,807)
Less: other	(1,510)	(1,373)	(1,865)	(1,601)	(1,341)
Add: bad debt expense	—	(2,367)	(2,749)	(1,616)	(2,000)
Total portfolio rents and fees	$237,742	$232,659	$231,286	$228,349	$218,856

Platform Efficiency Percentage	12.1%	11.8%	12.8%	12.8%	13.2%

(1)
Adjustment amount reflects the portion of leasing costs that were previously capitalized, that would be expensed under the new lease accounting standard ASU 2016-02, adopted by the Company on January 1, 2019.

American Homes 4 Rent

Defined Terms and Non-GAAP Reconciliations (continued)
(Unaudited)

Property Enhancing Capex
Includes elective capital expenditures to enhance the operating profile of a property, such as investments to increase future revenues or reduce maintenance expenditures.

Recurring Capital Expenditures
For our Same-Home portfolio, recurring capital expenditures includes replacement costs and other capital expenditures recorded during the period that are necessary to help preserve the value and maintain functionality of our properties. For our total portfolio, we calculate recurring capital expenditures by multiplying (a) current period actual recurring capital expenditures per Same-Home property by (b) our total number of properties, excluding newly acquired non-stabilized properties and properties classified as held for sale.

Same-Home Property
A property is classified as Same-Home if it has been stabilized longer than 90 days prior to the beginning of the earliest period presented under comparison. A property is removed from Same-Home if it has been classified as held for sale or has been taken out of service as a result of a casualty loss.

Stabilized Property
A property acquired individually (i.e., not through a bulk purchase) is classified as stabilized once it has been renovated by the Company or newly constructed and then initially leased or available for rent for a period greater than 90 days. Properties acquired through a bulk purchase are first considered non-stabilized, as an entire group, until (1) we have owned them for an adequate period of time to allow for complete on-boarding to our operating platform, and (2) a substantial portion of the properties have experienced tenant turnover at least once under our ownership, providing the opportunity for renovations and improvements to meet our property standards. After such time has passed, properties acquired through a bulk purchase are then evaluated on an individual property basis under our standard stabilization criteria.

Total Debt
Includes principal balances on asset-backed securitizations, unsecured senior notes, exchangeable senior notes, secured notes payable and borrowings outstanding under our revolving credit facility and term loan facility as of period end, and excludes unamortized discounts, the value of exchangeable senior notes classified within equity and unamortized deferred financing costs.

Total Market Capitalization
Includes the market value of all outstanding common shares and operating partnership units (based on the NYSE AMH Class A common share closing price as of period end), the current liquidation value of preferred shares as of period end and Total Debt.

Turnover Rate
The number of tenant move-outs during the period, divided by the total number of properties.

Unsecured Senior Notes Covenant Ratios and Unsecured Credit Facility Covenant Ratios
Debt covenant compliance ratios for the unsecured senior notes show the Company's compliance with selected covenants on the 2028 Unsecured Senior Notes provided in the Indenture dated as of February 7, 2018, as supplemented by the First Supplemental Indenture dated as of February 7, 2018, which have been filed as exhibits to the Company’s SEC reports, and the 2029 Unsecured Senior Notes provided in the Indenture dated as of February 7, 2018, as supplemented by the Second Supplemental Indenture dated as of January 23, 2019, which have been filed as exhibits to the Company’s SEC reports. The ratios for the Unsecured Credit Facility covenants show the Company's compliance with selected covenants provided in the Credit Agreement dated as of August 17, 2016, as amended by Amendment No. 1 to Credit Agreement dated as of June 30, 2017, which have been filed as exhibits to the Company’s SEC reports.

American Homes 4 Rent

Defined Terms and Non-GAAP Reconciliations (continued)
(Unaudited)

The debt covenant compliance ratios are provided only to show the Company’s compliance with certain covenants contained in the Indenture governing its unsecured debt securities and in the Credit Agreement, as of the date reported. These ratios should not be used for any other purpose, including without limitation to evaluate the Company’s financial condition or results of operations, nor do they indicate the Company’s covenant compliance as of any other date or for any other period. The capitalized terms in the disclosure are defined in the Indenture or the Credit Agreement, and may differ materially from similar terms used elsewhere in this document and used by other companies that present information about their covenant compliance. For risks related to failure to comply with these covenants, see “Risk Factors – Risks Related to Our Business” and other risks discussed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2018, and in the Company’s subsequent filings with the SEC.

Executive Management

David P. Singelyn	Jack Corrigan
Chief Executive Officer	Chief Operating Officer

Christopher C. Lau	Sara H. Vogt-Lowell
Chief Financial Officer	Chief Legal Officer

David Goldberg	Stephanie G. Heim
Executive Vice President	Executive Vice President - Counsel & Assistant Secretary

Bryan Smith
Executive Vice President - President of Property Management

Corporate Information	Investor Relations

American Homes 4 Rent	(855) 794-AH4R (2447)
30601 Agoura Road, Suite 200	investors@ah4r.com
Agoura Hills, CA 91301
(805) 413-5300
www.americanhomes4rent.com

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Corporate & Property Management Headquarters
Property Management Offices
AMH State Presence

Analyst Coverage (1)

B. Riley FBR, Inc.	Bank of America Merrill Lynch	BTIG	Citi
Alex Rygiel	Jeff Spector	Ryan Gilbert	Michael Bilerman
arygiel@brileyfbr.com	jeff.spector@baml.com	rgilbert@btig.com	michael.bilerman@citi.com

Credit Suisse	Evercore ISI	Green Street Advisors	GS Global Investment Research
Douglas Harter	Steve Sakwa	John Pawlowski	Andrew Rosivach
douglas.harter@credit-suisse.com	steve.sakwa@evercoreisi.com	jpawlowski@greenst.com	andrew.rosivach@gs.com

JMP Securities	JP Morgan Securities	Keefe, Bruyette & Woods, Inc.	Mizuho Securities USA Inc.
Aaron Hecht	Anthony Paolone	Jade Rahmani	Haendel St. Juste
ahecht@jmpsecurities.com	anthony.paolone@jpmorgan.com	jrahmani@kbw.com	haendel.st.juste@mizuho-sc.com

Morgan Stanley	Raymond James & Associates, Inc.	Robert W. Baird & Co.	Wells Fargo Securities
Richard Hill	Buck Horne	Andrew Babin	Jeff Donnelly
richard.hill1@morganstanley.com	buck.horne@raymondjames.com	dbabin@rwbaird.com	jeff.donnelly@wellsfargo.com

Zelman & Associates
Dennis McGill
dennis@zelmanassociates.com

(1)
The sell-side analysts listed above follow American Homes 4 Rent ("AMH"). Any opinions, estimates or forecasts regarding AMH's performance made by these analysts are theirs alone and do not represent the opinions, forecasts or predictions of AMH or its management. AMH does not by its reference above or distribution imply its endorsement of or concurrence with such information, conclusions, or recommendations. The above list may not be complete and is subject to change as firms add or discontinue coverage.